Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 28, 2017, relating to the financial statements for the year ended December 31, 2016 of B/E Aerospace, Inc. appearing in the Current Report on Form 8-K of Rockwell Collins, Inc. dated April 13, 2017, and to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte and Touche LLP

Chicago, Illinois

October 10, 2017